UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 2, 2016 (April 29, 2016)

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15925	13-3893191
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4000 Meridian Boulevard

Franklin, Tennessee 37067

(Address of principal executive offices)

Registrant’s telephone number, including area code: (615) 465-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 29, 2016, Community Health Systems, Inc. (the “Company”) completed the spin-off of Quorum Health Corporation (“QHC”) through the distribution of 100% of the outstanding common stock, par value $.0001 per share, of QHC, to Company stockholders (the “Spin-off”). To complete the Spin-off, the Board of Directors of the Company declared a pro rata dividend of QHC’s common stock to Company stockholders of record as of the close of business on April 22, 2016 (the “Record Date”). As a result of the Spin-off, QHC is now an independent public company trading on the New York Stock Exchange (the “NYSE”) under the symbol “QHC.” Company common stock will continue to trade on the NYSE under the symbol “CYH.”

Agreements with QHC Related to the Spin-Off

In connection with the Spin-off, on April 29, 2016, the Company entered into certain agreements with QHC that allocate between the Company and QHC the various assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) that comprise the separate companies and govern certain relationships between, and activities of, the Company and QHC for a period of time after the Spin-off, including the following:

•	A Separation and Distribution Agreement (the “Separation and Distribution Agreement”) with QHC that sets forth, among other things, agreements with QHC regarding the principal actions needed to be taken in connection with the Spin-off. It also sets forth other agreements that govern certain aspects of our relationship with QHC following the Spin-off;

•	A Tax Matters Agreement (the “Tax Matters Agreement”) with QHC that governs the respective rights, responsibilities and obligations of QHC and the Company after the Spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns; and

•	An Employee Matters Agreement (the “Employee Matters Agreement”) with QHC that governs certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company. It also allocates liabilities and responsibilities relating to employment matters, employee compensation and benefit plans and programs.

The foregoing summaries of the Separation and Distribution Agreement, Tax Matters Agreement and Employee Matters Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of these agreements which are attached hereto as Exhibits 2.1 through 2.3, respectively, and incorporated herein by reference.

In addition to the agreements referenced above, the Company entered into certain transition services agreements with QHC, under which the Company or its affiliates will provide QHC with certain services, and QHC or certain of its affiliates will provide the Company certain services, for a limited time to help ensure an orderly transition for each of the Company and QHC following the Spin-off. These transition services will include, among other services, information technology services and support, payroll processing and other human resources related services and support, patient eligibility screening services, as well as receivables, billing and collection and other revenue cycle management services and support.

Item 8.01	Other Events

A copy of the press release announcing the completion of the Spin-off is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Pursuant to a special distribution paid by QHC to the Company as part of the Spin-off, the Company received approximately $1.2 billion in cash generated from the net proceeds of certain financing arrangements entered into by QHC as part of the Spin-off. The Company has used approximately $194 million of such proceeds to repay a portion of its Term F Loans due 2018 and intends to use remaining proceeds from such special distribution to repay other outstanding debt and to pay certain expenses incurred in connection with the Spin-off and such debt repayment transactions.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following items are included as Exhibits to this Form 8-K and incorporated herein by reference:

Exhibit No.	Description

2.1	Separation and Distribution Agreement, by and between Community Health Systems, Inc. and Quorum Health Corporation, dated April 29, 2016.*

2.2	Tax Matters Agreement, by and between Community Health Systems, Inc. and Quorum Health Corporation, dated April 29, 2016.*

2.3	Employee Matters Agreement, by and between Community Health Systems, Inc. and Quorum Health Corporation, dated April 29, 2016.*

99.1	Press Release, dated April 29, 2016.

*	Community Health Systems, Inc. hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit to such agreement to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2016	COMMUNITY HEALTH SYSTEMS, INC.
(Registrant)

	By:	/s/ Wayne T. Smith
Wayne T. Smith
Chairman of the Board and Chief Executive Officer (principal executive officer)

Exhibit Index

Exhibit No.	Description

2.1	Separation and Distribution Agreement, by and between Community Health Systems, Inc. and Quorum Health Corporation, dated April 29, 2016.*

2.2	Tax Matters Agreement, by and between Community Health Systems, Inc. and Quorum Health Corporation, dated April 29, 2016.*

2.3	Employee Matters Agreement, by and between Community Health Systems, Inc. and Quorum Health Corporation, dated April 29, 2016.*

99.1	Press Release, dated April 29, 2016.

*	Community Health Systems, Inc. hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit to such agreement to the U.S. Securities and Exchange Commission upon request.